Exhibit 99.1
 NEWS RELEASE

Siebel Systems Completes Acquisition of UpShot; Delivers First Integrated Hosted and On Premise CRM Solution

Experienced Employees and Large Customer Base Accelerate Siebel's Penetration of the Hosted CRM Market

SAN MATEO, Calif. - November 4, 2003 - Siebel Systems, Inc. (NASDAQ: SEBL), a leading provider of multichannel business applications software, today announced that it has closed its acquisition of UpShot Corporation, a pioneer in delivering hosted CRM service over the Internet. Under the terms of the deal, $50 million in cash will initially be paid to the UpShot shareholders, and up to an additional $20 million in cash may be paid in earn-outs during 2003 and 2004.

The UpShot acquisition accelerates Siebel Systems' penetration of the hosted CRM market and expands customer choice in this market segment. Specifically, Siebel Systems gains one of the industry's most successful hosted CRM solutions, enhanced Microsoft Office and Outlook integration, and more than 100 employees experienced in developing and administering hosted products. Furthermore, with the addition of approximately 1,000 customers, Siebel Systems advances its product leadership in the hosted CRM market, a market estimated to exceed $2.7 billion by 2006.

"The acquisition of UpShot by Siebel Systems significantly alters the CRM landscape. Siebel gains immediate recognition that they are seriously investing in the on demand market. UpShot customers not only gain investment protection, but also a more scalable platform built upon J2EE and IBM WebSphere," said Sheryl Kingstone, Yankee Group.

Siebel's acquisition of UpShot provides existing customers with the stability and resources of the CRM market leader. Since the acquisition has been announced, Siebel has committed to support every UpShot customer indefinitely.

"This is great news for UpShot and UpShot customers," said Kathy Fiore, CIO of AccuWeather, an UpShot customer since 2001. "We have been pleased with the UpShot service and for them to now be a part of a deeply resourced company like Siebel is very positive for us." AccuWeather is a leading provider of weather products and services benefiting hundreds of millions of people worldwide.

"As an UpShot customer, Colfax Power Transmission Group is encouraged by this merger," said David Brooksbank, Manager of Market Development, Colfax Power Transmission Group. "UpShot is the hosted CRM innovator and Siebel has unquestioned domain expertise. This is a significant move forward for the hosted CRM model." Colfax Power Transmission Group is a leading provider of industrial power transmission and has been an UpShot customer since 2003.

Earlier this month, Siebel Systems and IBM jointly announced Siebel CRM OnDemand, a hosted offering specifically designed to meet the growing market demand for fast, easy, and affordable CRM. Siebel Systems will offer Siebel CRM OnDemand plus Siebel CRM OnDemand-UpShot Edition, with a roadmap to converge the best of both products. UpShot customers can continue indefinitely with the Siebel CRM OnDemand-UpShot Edition product. They will also be offered a next-generation hosted CRM product that combines the strength of Siebel's product architecture and the UpShot functionality and best practices for hosted CRM.

Siebel Systems will provide prebuilt integration for both Siebel CRM OnDemand and Siebel CRM OnDemand-Upshot Edition to Siebel on premise enterprise applications. This will give customers the choice of running their CRM system in a hosted environment, on premise, or in any combination of the two. This combination advances Siebel Systems' strategy of CRM for Everyone--CRM solutions provided for every segment of the market, every type of organization, and every type of user.

"We fundamentally believe that the decision to host a CRM solution or implement it on premise is not binary," said Steve Bonadio, Senior Program Director, META Group, Inc. "Several factors--including application best fit, growth and migration, IT maturity and constraints, and cost of ownership--must be explored prior to making a deployment decision. While both hosted and on premise CRM applications can provide significant value, we believe the winners in the space will offer both options, with well-defined integration and a migration path between the two delivery models."

Siebel CRM OnDemand-UpShot Edition is currently available. Siebel CRM OnDemand will be available in the fourth quarter of 2003. For more information, visit www.crmondemand.com or call 1-866-906-7878.

About UpShot
 Founded in 1997, UpShot Corporation is backed by ABN AMRO Private Equity, Advanced Technology Ventures, Alloy Ventures, New England Partners, and ORIX Venture Finance. Individual investors include Bob Finocchio, former president of 3Com Corporation, and Tom Proulx, co-founder of Intuit. Headquartered in Mountain View, California, UpShot has more than 100 employees in nine regional locations in the U.S. and more than 1,000 customers. Its products include UpShot for small and midsize businesses and UpShot XE™ for larger organizations. UpShot's innovative service offering and market success has earned the company prestigious industry awards, including Technology Partners Investors' Choice, Microsoft Industry Solution Award, TMC CRM Excellence Award, Willy Best Web-Based Subscription CRM Solution, Upside Top 100, Aberdeen Group What Works, Frost & Sullivan Market Engineering Award, and ASP News Top 20.

About Siebel Systems
 Siebel Systems, Inc. is a leading provider of business applications software, enabling corporations to sell to, market to, and serve customers across multiple channels and lines of business. With more than 3,500 customer deployments worldwide, Siebel Systems provides organizations with a proven set of industry-specific best practices, CRM applications, and business processes, empowering them to consistently deliver superior customer experiences and establish more profitable customer relationships. Siebel Systems' sales and service facilities are located in more than 30 countries.

Media Contact:
Burghardt Tenderich
Siebel Systems, Inc.
Tel: (650) 477-5347
Email: burghardt.tenderich@siebel.com

Except for the historical information contained herein, this press release contains forward-looking statements that involve risk or uncertainties. Future operating results of Siebel Systems may differ from the results discussed or forecasted in the forward-looking statements due to factors that include, but are not limited to, risks associated with customer relations, such as the availability of Siebel Systems' products and services, customer implementation of products and services, relationships with customers, third-party vendors and systems integrators, concentration of revenues in a relatively small number of customers, existence of errors or defects in products, ability to successfully manage growth, significant current and expected additional competition, and the need to continue to expand product distribution and services offerings. Further information on potential factors that could affect the financial results of Siebel Systems are included in Siebel Systems' Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its other filings with the Securities and Exchange Commission, which are available at www.sec.gov. Siebel Systems assumes no obligation to update the information in this press release.

Siebel is a trademark of Siebel Systems, Inc. and may be registered in certain jurisdictions. All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.